UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A


                          NOTIFICATION OF REGISTRATION
     FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the SEC that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act 1940 and in connection with notification of registration submits the following information:

Name: The Pennsylvania Avenue Funds

Address of Principal Business Office
(No. & Street, City State, Zip Code):
4201 Massachusetts Avenue NW 8037C, Washington DC, 20016

Telephone Number: 202-364-8395

Name and address of agent for service of process:
Thomas Kirchner
4201 Massachusetts Avenue NW 8037C
Washington, DC 20016

Registrant is filing a Registration Statement pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:   NO.


Signatures:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the town of Washington and state of District of Columbia on the 8TH day of November 2002.

The Pennsylvania Avenue Funds   By _______________________
                                 Thomas Kirchner, President